Exhibit 99.1

For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Brian Kearney 312-549-5002 IR@conagra.com

CONAGRA BRANDS REPORTS FIRST QUARTER RESULTS

Reaffirms Fiscal 2020 Guidance

CHICAGO, September 26, 2019 — Today Conagra Brands, Inc. (NYSE: CAG) reported results for the first quarter of fiscal year 2020, which ended on August 25, 2019. All comparisons are against the prior-year fiscal period, unless otherwise noted. Certain terms used in this release, including “Organic net sales,” “EBITDA,” “Free cash flow,” “Legacy Conagra,” “Legacy Pinnacle,” and certain “adjusted” results, are defined under the section entitled “Definitions.” Effective as of the first quarter, the Company allocated the business components comprising the previous Pinnacle Foods reporting segment to the four Legacy Conagra reporting segments. See page 3 for more information.

Highlights

•	First quarter net sales grew 30.3%, and organic net sales decreased 1.7%.

•	Diluted earnings per share from continuing operations (EPS) was $0.36 in the quarter; adjusted EPS of $0.43 benefitted from double-digit growth in adjusted net income.

•	The Legacy Conagra frozen and snacks businesses continued their strong momentum in the quarter with retail sales growth (as measured by IRI) of 2.5% and 7.2%, respectively.

•	For Legacy Conagra, the combined results of the Refrigerated & Frozen and Grocery & Snacks segments over-delivered planned organic net sales growth in the quarter.

•

The Legacy Conagra Foodservice and International businesses experienced softer-than-planned organic net sales growth in the quarter behind discrete events that are expected to be overcome in the balance of the year.

•

Legacy Pinnacle’s retail sales decline (as measured by IRI) of 4.6% was in-line with expectations as the Company continued to execute its value-over-volume strategy within the Legacy Pinnacle portfolio.

•

The Pinnacle integration and synergy realization remained on-track in the quarter, with approximately $40 million of cost synergies realized in the quarter, bringing total cost synergy realization to $71 million from the closing of the acquisition through the first quarter.

•	In the quarter, the Company reduced total gross debt by $148 million; the Company remains on-schedule with its previously-announced de-leveraging targets.

•

The Company is reaffirming its fiscal 2020 guidance for all previously-communicated metrics, including the expectation of stronger growth in the second half of the fiscal year. The guidance includes expected full-year results from the Direct Store Delivery (DSD) snacks business, the pending sale of which was announced after quarter end. The DSD snacks business divestiture transaction is expected to be completed before the end of the calendar year.

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CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “After one quarter, fiscal 2020 is on-track with our plan as we execute against each of the priorities we outlined previously: maintaining the momentum on Legacy Conagra, applying our value-over-volume playbook to Pinnacle, and delivering against our integration, synergy, and de-leveraging commitments. I am pleased that our domestic retail businesses outperformed our first quarter organic net sales growth plan. While our Foodservice and International businesses experienced unplanned softness on the top line this quarter, they outperformed our operating profit and margin expectations. We believe the first quarter net sales issues in these segments were discrete and are now largely behind us.”

He continued, “Our expectation for fiscal 2020 is that the investments we are making in the first half of the year, in particular the second quarter, will result in strong second half performance, with the impacts of new innovation in the frozen and snacks businesses, smart promotional support in key grocery brands, the continued implementation of our Pinnacle improvement plan, and the impact of synergy capture all greatest in the third and fourth quarters. Given our progress in the first quarter, and expectations for the balance of the year, we are reaffirming our fiscal 2020 guidance across all elements.”

Total Company First Quarter Results

In the quarter, net sales increased 30.3%. Reported net sales growth primarily reflects:

•	a 35.8% increase from the acquisition of Pinnacle;

•

a 3.7% net decrease from the divestitures of the Wesson oil business, the Gelit business, and the Canadian Del Monte business, as well as the sale of the Trenton, Missouri production facility (Trenton) (the “Sold Businesses”);

•	a 0.1% decrease from the impact of foreign exchange; and

•	a 1.7% decrease in organic net sales.

The 1.7% decrease in organic net sales in the quarter was driven by a 2.5% volume decline behind unplanned softness in the International and Foodservice segments as well as planned elasticity-driven declines in the Grocery & Snacks segment. Price/mix increased 0.8% as favorable net pricing and mix were partially offset by the Company’s continued actions to support its brands with brand building investments with retailers.

Gross profit increased 28.9% to $665 million in the quarter, and adjusted gross profit increased 29.0% to $676 million. The increases were primarily driven by the net impact of the addition of Pinnacle’s gross profit and cost synergies, as well as the benefits of price/mix and supply chain productivity. These benefits were partially offset by a reduction in profit associated with the Sold Businesses, input cost inflation and the decline in organic net sales. Gross margin decreased 31 basis points to 27.8% in the quarter. Adjusted gross margin declined 29 basis points to 28.3% in the quarter, as the Pinnacle business was dilutive to the Company’s overall adjusted gross margin by approximately 46 basis points, including the impact of cost synergies related to the Legacy Pinnacle business.

Selling, general, and administrative expenses (SG&A), which include advertising and promotional (A&P) expense, increased 55.8% to $401 million in the quarter. Adjusted SG&A, which excludes A&P expense, increased 19.9% to $256 million, primarily as a result of the addition of expenses associated with the Pinnacle business, partially offset by cost synergies. Adjusted SG&A as a percent of net sales decreased 93 basis points, reflecting these cost synergies and effective cost control across the Company.

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A&P expense for the quarter increased 5.9% to $45 million primarily due to the addition of expenses associated with the Pinnacle business. Pinnacle-related increases were partially offset by the Company’s continued implementation of its strategy to shift marketing investments from certain lower-return A&P investments to brand building investments with retailers.

Net interest expense was $123 million in the quarter, reflecting an increase versus the prior-year period of $74 million on a reported basis and $79 million on an adjusted basis. The increase was driven by higher levels of debt outstanding as a result of the net debt issued in connection with the Pinnacle acquisition.

The average diluted shares outstanding of 488 million reflects an increase of 94 million shares versus the prior-year period. The increase was primarily driven by the shares issued in connection with the Pinnacle acquisition.

In the quarter, net income attributable to Conagra Brands decreased 2.5% to $174 million or $0.36 per diluted share. Adjusted net income attributable to Conagra Brands increased 12.5% to $210 million or $0.43 per diluted share in the quarter. The increase in adjusted net income attributable to Conagra Brands was driven primarily by the addition of Pinnacle’s operating profit and cost synergies. These benefits were partially offset by higher interest expense, the removal of profit from the Sold Businesses, and lower earnings in the Ardent Mills joint venture. The decrease in adjusted EPS in the quarter was primarily driven by the increase in average diluted shares outstanding, partially offset by the increase in adjusted net income.

Adjusted EBITDA, which includes equity method investment earnings and pension and postretirement non-service income, increased 35.4% to $481 million in the quarter, driven primarily by the addition of Pinnacle’s operating profit.

Segment Recast

As disclosed in the Company’s fourth quarter fiscal 2019 earnings release, beginning with the first quarter of fiscal 2020, the Company no longer reports Pinnacle as a standalone reporting segment. To better reflect how the Company is now managing the overall integrated business, the business components comprising the Pinnacle segment have been allocated to the four Legacy Conagra reporting segments.

On September 23, 2019, the Company furnished a Current Report on Form 8-K with recast historical segment financial information that reflects this recast.

Grocery & Snacks Segment First Quarter Results

Net sales for the Grocery & Snacks segment increased 26.9% to $978 million in the quarter with the acquisition of Pinnacle adding 34.7% to the net sales growth rate and the divestiture of the Wesson oil business subtracting 4.1%. Organic net sales declined 3.7%. On an organic net sales basis, volume decreased 3.0% during the quarter. Planned sales declines in the Hunt’s and Chef Boyardee businesses in the quarter were related to the lingering effects of competitive dynamics experienced in the fourth quarter of fiscal 2019. The Company’s action plans to reverse these trends are underway. The segment continued to benefit from momentum and innovation successes in the snacks businesses, including by the Slim Jim, David, BIGS, Angie’s BOOMCHICKAPOP, and Act II brands. The price/mix decrease of 0.7% in the quarter reflects favorable pricing and mix, the benefits of which were more than offset by the impacts of increased brand building investments with retailers. In-market retail sales for the Wish-Bone business showed growth following product quality and packaging improvements.

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Operating profit for the segment decreased 15.1% to $152 million in the quarter. Adjusted operating profit increased 16.0% to $208 million, primarily driven by the addition of Pinnacle’s profit and cost synergies. In the Legacy Conagra business, the impacts of higher input costs, particularly in packaging, and the loss of profit from the divestiture of the Wesson oil business were partially offset by supply chain realized productivity improvements.

Refrigerated & Frozen Segment First Quarter Results

Net sales for the Refrigerated & Frozen segment increased 51.0% to $959 million in the quarter with the acquisition of Pinnacle adding 51.6% to the net sales growth rate and the divestiture of the Gelit business subtracting 2.1%. Organic net sales increased 1.5%. On an organic net sales basis, volume increased 0.2% and price/mix increased 1.3%. The segment benefited from solid performance across multiple brands, including Banquet, Healthy Choice, P.F. Chang’s, Reddi-wip, and Sandwich Bros. Additionally, the Birds Eye business launched several new innovations that are expected to benefit the second-half organic net sales growth rate as they build in-market distribution and velocity.

Operating profit for the segment increased 63.0% to $156 million in the quarter, and adjusted operating profit increased 80.2% to $172 million. The increases were primarily driven by the addition of Pinnacle’s profit and cost synergies. In the Legacy Conagra business, realized productivity improvements more than offset higher input costs.

International Segment First Quarter Results

Net sales for the International segment increased 5.5% to $204 million in the quarter, driven by

•	a 14.0% increase from the acquisition of Pinnacle,

•	a 4.8% net decrease from the divestitures of the Canadian Del Monte business and the Wesson oil business,

•	a 0.7% decrease from the unfavorable impact of foreign exchange, and

•	a 3.0% decrease in organic net sales.

On an organic net sales basis, volume decreased 4.7% and price/mix increased 1.7%. During the quarter, the segment continued to benefit from growth in the snacks and frozen businesses but experienced unplanned softness in the Puerto Rico export market and the Indian business, which caused the segment’s net sales to be below expectations in the quarter. The Company expects that these sales will now occur later in the fiscal year.

Operating profit for the segment decreased 33.5% to $25 million in the quarter. Adjusted operating profit decreased 4.0% to $26 million as higher input costs, lower volume, the divestitures of the Canadian Del Monte and Wesson oil businesses, and the unfavorable impact of foreign exchange more than offset the benefits of favorable price/mix, realized productivity, and the addition of Pinnacle’s profit.

Foodservice Segment First Quarter Results

Net sales for the Foodservice segment increased 6.3% to $250 million in the quarter with the acquisition of Pinnacle adding 15.3% and the combined impact of the divestiture of the Wesson oil business and sale of Trenton subtracting 5.8% from the net sales growth rate. Organic net sales decreased 3.2%. On an organic net sales basis, price/mix increased 3.2% and volume declined 6.4% in the quarter driven by continued execution of the segment’s value-over-volume strategy, although at a higher-than-planned level. Net sales growth in the foodservice Gardein business was better than planned in the quarter, a trend the Company expects to benefit organic net sales growth rate in the second half of the fiscal year.

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Operating profit increased 12.8% to $31 million in the quarter, primarily driven by the addition of Pinnacle’s profit and cost synergies. In the Legacy Conagra business, the impacts of favorable price/mix and supply chain realized productivity improvements were more than offset by higher input cost and the impact of the sales of the Trenton facility and the Wesson oil business.

Other First Quarter Items

Corporate expenses increased 23.2% to $100 million in the quarter. Adjusted corporate expenses increased 1.4% to $63 million in the quarter as the addition of expenses associated with the Pinnacle business was largely offset by cost synergies as well as the benefit of timing of certain expenses.

Pension and post-retirement non-service income was $10 million in the quarter, which is comparable to the prior-year period.

Equity method investment earnings decreased 24.2% to $12 million in the quarter, and adjusted equity method investment earnings decreased 57.8% to $7 million. Unfavorable market conditions led to lower performance by the Ardent Mills joint venture.

In the quarter, the effective tax rate was (7.0)%, and the adjusted effective tax rate was 21.8%.

In the quarter, the Company paid a dividend of $0.2125 per share.

The Company remains on-schedule with its de-leveraging targets and remains committed to a solid investment grade credit rating. In the quarter, the Company reduced its total gross debt by $148 million as compared to the end of the fourth quarter of fiscal 2019 and through the end of the first quarter had reduced debt by over $1 billion since completing the Pinnacle acquisition. Compared to the end of the fourth quarter of fiscal 2019, net debt was approximately flat as the reduction in gross debt was funded primarily by cash on hand as of the end of the fourth quarter, in-line with expectations.

Portfolio Update

As previously disclosed on September 11, 2019, the Company has entered into a definitive agreement to sell its DSD snacks business. The transaction is subject to customary closing conditions and is expected to be completed before the end of the calendar year.

CONAGRA BRANDS

Fiscal 2020 Outlook

The Company is reaffirming its fiscal 2020 guidance. Note that organic net sales growth excludes the impact of fiscal 2020’s 53rd week. All other metrics include the impact of the 53rd week.

•	Organic net sales growth of 1.0% to 1.5%

•	Reported net sales growth of 13.5% to 14.0%

•	Adjusted operating margin in the range of 16.2% to 16.8%

•	Adjusted net interest expense of approximately $505 million

•	Adjusted effective tax rate of 24% to 25%

•	Average diluted share count of approximately 488 million

•	Adjusted EPS in the range of $2.08 to $2.18

•	Free cash flow of approximately $1 billion

The Company continues to expect second half results to show stronger organic net sales growth and adjusted EPS growth than the first half in light of the timing of the impact of new innovation, strong first-half brand-building investments that peak in the second quarter, the planned pace of synergy capture, and the lapping of both higher interest expense and share count.

All metrics include the expected results of the DSD snack business for the full fiscal year. Following the closing of the transaction, the expected annualized impact of the divestiture is a reduction of approximately $110 million of net sales and $0.02 of adjusted EPS.

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable. Please see the end of this release for more information.

Items Affecting Comparability of EPS

Included in the $0.36 diluted EPS from continuing operations for the first quarter of fiscal 2020 (EPS amounts rounded and after tax). Please see the reconciliation schedules at the end of this release for additional details.

•	Approximately $0.08 per diluted share of net expense related to restructuring

•	Approximately $0.01 per diluted share of net expense related to corporate derivative hedging activity

•	Approximately $0.01 per diluted share of net benefit related to a gain on an asset sale in the Ardent Mills joint venture

•	Approximately $0.06 per diluted share of net expense related to an impairment of goodwill associated with the planned divestiture of the DSD snack business

•	Approximately $0.03 per diluted share of net expense related to an impairment of intangible assets

•	Approximately $0.10 per diluted share of net benefit related to unusual tax items primarily related to the reorganization of various Legacy Pinnacle legal entities and state tax planning strategies

Included in the $0.45 diluted EPS from continuing operations for the first quarter of fiscal 2019 (EPS amounts rounded and after tax). Please see the reconciliation schedules at the end of this release for additional details.

•	Approximately $0.04 per diluted share of net expense related to costs associated with acquisitions and divestitures

•	Approximately $0.01 per diluted share of net expense related to corporate derivative hedging activity

•	Approximately $0.01 per diluted share of net expense related to costs associated with preparing for the integration of Pinnacle Foods

CONAGRA BRANDS

•	Approximately $0.02 per diluted share of net gain related to the gain on sale of the Del Monte Canada business

•	Approximately $0.01 per diluted share of net gain related to release of a Mexican tax reserve

•	Approximately $0.01 per diluted share of beneficial impact due to rounding

Definitions

Organic net sales growth excludes from reported net sales the impacts of foreign exchange, divested businesses and acquisitions, including the Pinnacle acquisition (until the anniversary date of the acquisitions), as well as the impact of any 53rd week. All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

References to Legacy Conagra throughout this release exclude any income or expenses associated with the recently acquired Pinnacle business.

References to Legacy Pinnacle throughout this release refer to either businesses or income and expenses that were a part of the acquired Pinnacle Foods business and exclude any income or expense associated with the Legacy Conagra business.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the Company’s core operating results. These items thus affect the comparability of underlying results from period to period.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization. References to adjusted EBITDA refer to EBITDA before the impacts of items impacting comparability.

Free cash flow is defined as net cash flow from operating activities from continuing operations less additions to property, plant, and equipment.

Discussion of Results

Conagra Brands will host a webcast and conference call at 9:30 a.m. Eastern time today to discuss the results. The live audio webcast and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The conference call may be accessed by dialing 1-877-883-0383 for participants in the continental U.S. and 1-412-902-6506 for all other participants and using passcode 5319750. Please dial in 10 to 15 minutes prior to the call start time. Following the Company’s remarks, the conference call will include a question-and-answer session with the investment community.

A replay of the webcast will be available on www.conagrabrands.com/investor-relations under Events & Presentations until September 26, 2020.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America’s leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company’s portfolio is evolving to satisfy people’s changing

CONAGRA BRANDS

food preferences. Conagra’s iconic brands, such as Birds Eye®, Marie Callender’s®, Banquet®, Healthy Choice®, Slim Jim®, Reddi-wip®, and Vlasic®, as well as emerging brands, including Angie’s® BOOMCHICKAPOP®, Duke’s®, Earth Balance®, Gardein®, and Frontera®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

Note on Forward-looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this document. These risks, uncertainties, and factors include, among other things: the risk that the cost savings and any other synergies from the acquisition of Pinnacle (the “acquisition”) may not be fully realized or may take longer to realize than expected; the risk that the acquisition may not be accretive within the expected timeframe or to the extent anticipated; the risks that the acquisition and related integration will create disruption to the Company and its management and impede the achievement of business plans; the risk that the acquisition will negatively impact the ability to retain and hire key personnel and maintain relationships with customers, suppliers, and other third parties; risks related to our ability to successfully address Pinnacle’s business challenges; risks related to our ability to achieve the intended benefits of other recent and pending acquisitions and divestitures, including the pending divestiture of the DSD snacks business; risks related to the timing to complete a potential divestiture of the DSD snacks business; risks related to the ability and timing to obtain required regulatory approvals and satisfy other closing conditions for the divestiture of the DSD snacks business; risks associated with general economic and industry conditions; risks associated with our ability to successfully execute our long-term value creation strategies, including those in place for specific brands at Pinnacle before the acquisition; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to our ability to execute operating and restructuring plans and achieve targeted operating efficiencies from cost-saving initiatives, related to the acquisition and otherwise, and to benefit from trade optimization programs, related to the acquisition and otherwise; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; risks related to the Company’s competitive environment and related market conditions; risks related to our ability to respond to changing consumer preferences and the success of its innovation and marketing investments; risks related to the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters, as well as any securities litigation, including securities class action lawsuits; risk associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations; risks related to the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges, related to the acquisition or otherwise; the costs, disruption, and diversion of management’s attention due to the integration of the acquisition; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income, adjusted net interest expense, free cash flow, net debt, adjusted equity method investment earnings, and adjusted EBITDA. Management considers GAAP financial measures as well as such non-GAAP financial information in its

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evaluation of the Company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the Company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the Company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

Certain of these non-GAAP measures, such as organic net sales, adjusted operating margin, adjusted effective tax rate, adjusted net interest expense, adjusted EPS, net debt, and free cash flow, are forward-looking. Historically, the Company has excluded the impact of certain items impacting comparability, such as, but not limited to, restructuring expenses, the impact of the extinguishment of debt, the impact of foreign exchange, the impact of acquisitions and divestitures, hedging gains and losses, impairment charges, the impact of legacy legal contingencies, and the impact of unusual tax items, from the non-GAAP financial measures it presents. Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The Company identifies these amounts as items that impact comparability within the discussion of unallocated Corporate results.

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Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	FIRST QUARTER
	Thirteen weeks ended	Thirteen weeks ended	Percent Change
	August 25, 2019	August 26, 2018
Net sales	2,390.7	1,834.4	30.3%
Costs and expenses:
Cost of goods sold	1,726.2	1,318.9	30.9%
Selling, general and administrative expenses	400.8	257.3	55.8%
Pension and postretirement non-service income	(9.5)	(10.2)	(7.0)%
Interest expense, net	122.7	49.0	150.5%

Income before income taxes and equity method investment earnings	150.5	219.4	(31.4)%
Income tax expense (benefit)	(11.5)	57.4	N/A
Equity method investment earnings	12.3	16.2	(24.2)%

Net income	$174.3	$178.2	(2.2)%

Less: Net income attributable to noncontrolling interests	0.5	—	100.0%

Net income attributable to Conagra Brands, Inc.	$173.8	$178.2	(2.5)%

Earnings per share – basic
Net income attributable to Conagra Brands, Inc.	$0.36	$0.45	(20.0)%

Weighted average shares outstanding	486.8	391.7	24.3%

Earnings per share – diluted
Net income attributable to Conagra Brands, Inc.	$0.36	$0.45	(20.0)%

Weighted average share and share equivalents outstanding	487.9	394.1	23.8%

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Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	August 25, 2019	May 26, 2019
ASSETS
Current assets
Cash and cash equivalents	64.7	236.6
Receivables, less allowance for doubtful accounts of $2.1 and $2.2	776.3	818.2
Inventories	1,755.7	1,563.3
Prepaid expenses and other current assets	108.7	93.4
Current assets held for sale	22.6	22.3

Total current assets	2,728.0	2,733.8
Property, plant and equipment, net	2,348.0	2,356.3
Goodwill	11,462.3	11,460.1
Brands, trademarks and other intangibles, net	4,524.8	4,559.5
Other assets	1,140.4	915.5
Noncurrent assets held for sale	151.0	188.6

	22,354.5	22,213.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	56.0	1.0
Current installments of long-term debt	150.1	20.6
Accounts payable	1,316.9	1,252.1
Accrued payroll	96.4	173.7
Other accrued liabilities	823.5	690.6
Current liabilities held for sale	7.0	4.6

Total current liabilities	2,449.9	2,142.6
Senior long-term debt, excluding current installments	10,127.5	10,459.8
Subordinated debt	195.9	195.9
Other noncurrent liabilities	2,058.8	1,951.8
Noncurrent liabilities held for sale	5.6	—
Total stockholders’ equity	7,516.8	7,463.7

	22,354.5	22,213.8

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Conagra Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Thirteen weeks ended
	August 25, 2019	August 26, 2018
Cash flows from operating activities:
Net income	$174.3	$178.2
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	96.7	63.7
Asset impairment charges	67.0	0.5
Loss (gain) on divestiture	1.7	(13.3)
Earnings of affiliates less than (in excess of) distributions	0.2	(3.0)
Stock-settled share-based payments expense	10.2	11.4
Contributions to pension plans	(3.4)	(4.2)
Pension benefit	(5.7)	(6.9)
Other items	(2.6)	7.4
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	41.7	(18.9)
Inventories	(198.0)	(115.1)
Deferred income taxes and income taxes payable, net	(23.9)	49.4
Prepaid expenses and other current assets	(16.1)	(24.1)
Accounts payable	94.3	50.4
Accrued payroll	(77.6)	(70.0)
Other accrued liabilities	48.2	(10.8)

Net cash flows from operating activities	207.0	94.7

Cash flows from investing activities:
Additions to property, plant and equipment	(106.6)	(86.1)
Sale of property, plant and equipment	1.0	17.2
Purchase of marketable securities	(16.9)	—
Sale of marketable securities	18.2	—
Proceeds from divestiture	—	30.3
Other items	(3.2)	0.1

Net cash flows from investing activities	(107.5)	(38.5)

Cash flows from financing activities:
Net short-term borrowings	55.0	26.8
Repayment of long-term debt	(205.8)	—
Bridge financing fees and other	—	(35.1)
Payment of intangible asset financing arrangement	(13.6)	(14.0)
Cash dividends paid	(103.3)	(83.0)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(3.1)	(2.4)
Other items	—	(1.9)

Net cash flows from financing activities	(270.8)	(109.6)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(0.6)	0.2
Net change in cash and cash equivalents and restricted cash	(171.9)	(53.2)
Cash and cash equivalents and restricted cash at beginning of period	237.6	129.0

Cash and cash equivalents and restricted cash at end of period	$65.7	$75.8

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Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q1 FY20	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$977.6	$959.1	$204.4	$249.6	$2,390.7
Impact of foreign exchange	—	—	1.4	—	1.4
Net sales from acquired businesses	(266.3)	(327.8)	(26.8)	(35.4)	(656.3)

Organic Net Sales	$711.3	$631.3	$179.0	$214.2	$1,735.8

Year-over-year change – Net Sales	26.9%	51.0%	5.5%	6.3%	30.3%
Impact of foreign exchange (pp)	—	—	0.7	—	0.1
Net sales from acquired businesses (pp)	(34.7)	(51.6)	(14.0)	(15.3)	(35.8)
Net sales from divested businesses (pp)	4.1	2.1	4.8	4.9	3.6
Net sales from sold Trenton plant (pp)	—	—	—	0.9	0.1

Organic Net Sales	(3.7)%	1.5%	(3.0)%	(3.2)%	(1.7)%

Volume (Organic)	(3.0)%	0.2%	(4.7)%	(6.4)%	(2.5)%
Price/Mix	(0.7)%	1.3%	1.7%	3.2%	0.8%

Q1 FY19	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$770.7	$635.2	$193.8	$234.7	$1,834.4
Net sales from divested businesses	(31.9)	(13.2)	(9.2)	(11.6)	(65.9)
Net sales from sold Trenton plant	—	—	—	(2.0)	(2.0)

Organic Net Sales	$738.8	$622.0	$184.6	$221.1	$1,766.5

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q1 FY20	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$151.7		$155.6		$24.8		$31.1		$(99.5)	$263.7
Restructuring plans	19.1		0.6		1.2		—		28.6	49.5
Acquisitions and divestitures	0.7		—		—		—		1.2	1.9
Impairment of a business held for sale	31.4		—		—		—		—	31.4
Brand impairment charges	3.5		15.8		—		—		—	19.3
Loss on divestiture of businesses	1.7		—		—		—		—	1.7
Corporate hedging derivative losses (gains)	—		—		—		—		7.2	7.2

Adjusted Operating Profit	$208.1		$172.0		$26.0		$31.1		$(62.5)	$374.7

Operating Profit Margin	15.5%		16.2%		12.1%		12.5%			11.0%
Adjusted Operating Profit Margin	21.3%		17.9%		12.7%		12.5%			15.7%
Year-over-year % change – Operating Profit	(15.1)%		63.0%		(33.5)%		12.8%		23.2%	2.1%
Year-over year % change – Adjusted Operating Profit	16.0%		80.2%		(4.0)%		12.8%		1.4%	40.0%
Year-over-year bps change – Adjusted Operating Margin	(198	)bps	291	bps	(125	)bps	72	bps		108	bps

Q1 FY19	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$178.6		$95.5		$37.3		$27.6		$(80.8)	$258.2
Restructuring plans	0.1		—		0.2		—		0.9	1.2
Gain on sale of Del Monte business	—		—		(13.3)		—		—	(13.3)
Acquisitions and divestitures	0.6		—		2.9		—		7.5	11.0
Integration costs	—		—		—		—		4.3	4.3
Corporate hedging derivative losses (gains)	—		—		—		—		6.4	6.4

Adjusted Operating Profit	$179.3		$95.5		$27.1		$27.6		$(61.7)	$267.8

Operating Profit Margin	23.2%		15.0%		19.2%		11.8%			14.1%
Adjusted Operating Profit Margin	23.3%		15.0%		14.0%		11.8%			14.6%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q1 FY20	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income from continuing operations before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income from continuing operations attributable to Conagra Brands, Inc common stockholders
Reported	$664.5		$400.8		$263.7		$150.5	$(11.5)	(7.0)%	$173.8	$0.36

% of Net Sales	27.8%		16.8%		11.0%

Restructuring plans	4.5		45.0		49.5		50.1	11.5		38.6	0.08
Acquisitions and divestitures	—		1.9		1.9		1.9	0.5		1.4	—
Corporate hedging derivative losses (gains)	7.2		—		7.2		7.2	1.8		5.4	0.01
Advertising and promotion expenses [2]	—		45.3		—		—	—		—	—
Gain on Ardent JV asset sale	—		—		—		—	(1.3)		(4.1)	(0.01)
Impairment of a business held for sale	—		31.4		31.4		31.4	1.8		29.6	0.06
Brand impairment charges	—		19.3		19.3		19.3	4.5		14.8	0.03
Loss on divestiture of businesses	—		1.7		1.7		1.7	0.4		1.3	—
Unusual tax items	—		—		—		—	51.0		(51.0)	(0.10)

Adjusted	$676.2		$256.2		$374.7		$262.1	$58.7	21.8%	$209.8	$0.43

% of Net Sales	28.3%		10.7%		15.7%

Year-over-year % of net sales change – reported	(31	) bps	274	bps	(304	) bps

Year-over-year % of net sales change – adjusted	(29	) bps	(93	) bps	108	bps

Year-over-year change – reported	28.9%		55.8%		2.1%		(31.4)%	N/A		(2.5)%	(20.0)%

Year-over-year change – adjusted	29.0%		19.9%		40.0%		12.0%	(7.8)%		12.5%	(8.5)%

Q1 FY19	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income from continuing operations before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income from continuing operations attributable to Conagra Brands, Inc common stockholders
Reported	$515.5		$257.3		$258.2		$219.4	$57.4	24.4%	$178.2	$0.45

% of Net Sales	28.1%		14.0%		14.1%

Restructuring plans	2.3		(1.1)		1.2		0.6	0.2		0.4	—
Acquisitions and divestitures	—		11.0		11.0		16.6	2.3		14.3	0.04
Corporate hedging derivative losses (gains)	6.4		—		6.4		6.4	1.6		4.8	0.01
Integration costs	—		4.3		4.3		4.3	1.1		3.2	0.01
Advertising and promotion expenses [2]	—		42.7		—		—	—		—	—
Gain on sale of Del Monte business	—		(13.3)		(13.3)		(13.3)	(3.6)		(9.7)	(0.02)
Unusual tax items	—		—		—		—	4.8		(4.8)	(0.01)
Rounding	—		—		—		—	—		—	(0.01)

Adjusted	$524.2		$213.7		$267.8		$234.0	$63.8	25.5%	$186.4	$0.47

% of Net Sales	28.6%		11.7%		14.6%

[1]

Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

[2]

Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance. Please note that A&P is not removed from adjusted profit measures.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	Q1 FY20	Q1 FY19	% Change
Interest expense, net	$122.7	$49.0	150.5%
Acquisitions and divestitures	—	(5.6)

Adjusted interest expense, net	$122.7	$43.4	183.0%

	Q1 FY20	Q1 FY19	% Change
Equity method investment earnings	$12.3	$16.2	(24.2)%
Gain on Ardent JV asset sale	(5.4)	—

Adjusted equity method investment earnings	$6.9	$16.2	(57.8)%

	Q1 FY20	Q1 FY19	% Change
Pension and postretirement non-service income	$(9.5)	$(10.2)	(7.0)%
Restructuring plans	(0.6)	0.6

Adjusted pension and postretirement non-service income	$(10.1)	$(9.6)	5.1%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	Q1 FY20	Q1 FY19	% Change
Net income attributable to Conagra Brands, Inc.	$173.8	$178.2	(2.5)%
Add Back: Income tax expense (benefit)	(11.5)	57.4
Income tax expense attributable to noncontrolling interests	(0.2)	(0.2)
Interest expense, net	122.7	49.0
Depreciation	81.7	55.4
Amortization	15.0	8.3

Earnings before interest, taxes, depreciation, and amortization	$381.5	348.1	9.6%
Restructuring plans [1]	43.8	(0.9)
Acquisitions and divestitures [2]	1.9	11.0
Integration costs	—	4.3
Corporate hedging losses (gains)	7.2	6.4
Impairment of a business held for sale	31.4	—
Loss (gain) on sale of businesses	1.7	(13.3)
Brand impairment charges	19.3	—
Gain on Ardent JV asset sale	(5.4)	—

Adjusted Earnings before interest, taxes, depreciation, and amortization	$481.4	$355.6	35.4%

[1]	Excludes comparability items related to depreciation.
[2]	Excludes comparability items related to interest expense.

	August 25, 2019	August 26, 2018
Net cash flows from operating activities	$207.0	$94.7
Additions to property, plant and equipment	(106.6)	(86.1)

Free cash flow	$100.4	$8.6

	Q2 FY19	Q3 FY19	Q4 FY19	Q1 FY20
Notes payable	$0.9	$—	$1.0	$56.0
Current installments of long-term debt	17.2	19.9	20.6	150.1
Senior long-term debt, excluding current installments	11,349.5	10,911.8	10,459.8	10,127.5
Subordinated debt	195.9	195.9	195.9	195.9

Total Debt	$11,563.5	$11,127.6	$10,677.3	$10,529.5
Less: Cash	442.3	282.2	236.6	64.7

Net Debt	$11,121.2	$10,845.4	$10,440.7	$10,464.8